Exhibit 99.1
Bright Horizons Elects Gabrielle Greene to Board of Directors
(Watertown, MA — August 4, 2006) Bright Horizons Family Solutions (NASDAQ: BFAM), the world’s leading provider of employer-sponsored child care, early education, and work/life solutions, today announced that Gabrielle Greene has been elected to its Board of Directors.
Greene has been a professional in finance and the financial services industry for over 15 years. She has served as Chief Financial Officer of Gluecode Software, an open source software company which was sold to IBM in May 2005, and Greene also served as CFO of Crown Services, a consolidation of commercial contractors. She currently serves on the Board of Directors of Whole Foods, where she is chairman of the audit committee. For several years early in her career, Greene worked as a teacher in an early childhood education program.
“Gaby Greene brings immeasurable talent and enthusiasm to the Bright Horizons Board of Directors. Her proven hands-on experience in finance, paired with an entrepreneurial spirit and a passion for early education, makes her the perfect complement for our work and mission to support employers, children and families,” said Bright Horizons Chairman of the Board Linda Mason.
“Bright Horizons has combined the need to support employers with strategic business solutions with a passion to care for, educate and nurture young children in an uncommonly successful way. The opportunity to serve on the board of a company that will have an impact on workplaces, children, and families that will last for generations is a true honor,” Greene said.
Gabrielle Greene holds a B.A. from Princeton University, an M.B.A. from Harvard Business School, and a J.D. from Harvard Law School. She has served on the boards of several private companies and non-profit organizations, including the Boston Children’s Museum and the Boston Partnership. Greene is a member of the Massachusetts State Bar and is a Henry Crown Fellow of the Aspen Institute.
Greene currently serves as General Partner of Rustic Canyon/Fontis Partners, a private equity fund based in Pasadena, CA.
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Bright Horizons Family Solutions
Bright Horizons Family Solutions is the world’s leading provider of employer-sponsored child care, early education and work/life consulting services, managing more than 600 early care and family centers in the United States, the United Kingdom, Ireland and Canada. Bright Horizons

serves more than 600 clients, including more than 95 FORTUNE 500 companies and 65 of the “100 Best Companies” as recognized by Working Mother magazine. Bright Horizons is one of FORTUNE magazine’s “100 Best Companies to Work For.”
This press release may contain forward-looking statements which involve a number of risks and uncertainties. Bright Horizons Family Solutions’ actual results may vary significantly from the results anticipated in these forward-looking statements as a result of certain factors. These include the ability of the Company to 1) execute contracts relating to new commitments, 2) enroll families in new as well as existing centers, and 3) open new centers and integrate acquisitions, as well as other factors that are discussed in detail in the Company’s filings with the Securities and Exchange Commission.
Media Contact: Ilene Serpa
(617) 673-8044
iserpa@brighthorizons.com
Investor Contact: Elizabeth Boland
(617) 673-8000
eboland@brighthorizons.com